Exhibit 99.3

Consent of Lazard Frères & Co. LLC

We hereby consent to the inclusion of our opinion, dated as of December 5, 2016, to the Special Committee of the Board of Directors of Forest City Realty Trust, Inc. (the “Company”) as Annex D to the proxy statement/prospectus, which is part of the Registration Statement on the Company’s Form S-4 filed with the Securities and Exchange Commission, relating to the proposed reclassification of the Company’s Class B Common Stock (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Financial Opinions—Opinion of Lazard” and “The Reclassification—Opinion of Lazard.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

LAZARD FRERES & CO. LLC

By	/s/ Albert H. Garner
Albert H. Garner
Managing Director

March 3, 2017